Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

BioMed Realty Trust, Inc.

and

The Board of Directors of the General Partner

BioMed Realty, L.P.:

We consent to the use of (i) our report with respect to the consolidated balance sheets of BioMed Realty Trust, Inc. and subsidiaries as of December 31, 2013 and 2012, and the related consolidated statements of operations, comprehensive income, equity, and cash flows for each of the years in the three-year period ended December 31, 2013, and the accompanying financial statement schedule III, dated February 7, 2014, (ii) our report with respect to the effectiveness of internal control over financial reporting of BioMed Realty Trust, Inc. as of December 31, 2013 dated February 7, 2014, and (iii) our report with respect to the consolidated balance sheets of BioMed Realty, L.P. and subsidiaries as of December 31, 2013 and 2012, and the related consolidated statements of operations, comprehensive income, capital, and cash flows for each of the years in the three-year period ended December 31, 2013, and the accompanying financial statements schedule III, dated February 7, 2014, incorporated by reference herein.

/s/ KPMG LLP

San Diego, California February 7, 2014